EXHIBIT 16


                            SARTAIN FISCHBEIN & CO.


                               January 28, 2002



Securities and Exchange Commission
Washington, D.C.

Gentlemen:

We have reviewed the statements made by Infinity, Inc. (the "Registrant") in
Item 4 "Changes in Registrant's Certifying Accountants," included in Form 8-K dated January 24, 2002. Our responses to the various items as requested in
Item 4(f) are as follows:

* Regarding Item 4(a), we confirm that we were notified of our dismissal as the Registrant's independent accountants on January 24, 2002.

* Regarding Item 4(b), we confirm that our reports on the Registrant's financial statements for the fiscal years ended March 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion, nor were they qualified as to audit scope or accounting principles.

* Regarding Item 4(d), we confirm that there were no disagreements between Sartain Fischbein & Co. and the Registrant on any matter of accounting principles or practices, financial statement disclosure or auditing scope during our audits for the fiscal years ending March 31, 2001 and 2000.

* Regarding Items 4(c) and 4(e), we have no information concerning these matters, and can neither confirm nor deny the statements made in Items 4(c) and 4(e).

                                     Sincerely,


                                     /s/ Sartain Fischbein & Co.

                                     SARTAIN FISCHBEIN & CO.